Exhibit 99.2

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

NASDAQ Trading Symbol: GOLD

(“Randgold Resources” or the “Company”)

GRANT OF AWARDS TO D M BRISTOW AND G P SHUTTLEWORTH UNDER THE RANDGOLD RESOURCES LIMITED CO-INVESTMENT PLAN AND THE RANDGOLD RESOURCES LIMITED RESTRICTED SHARE SCHEME

London, 20 March 2013 – Randgold Resources announce the following awards as required under DTR 3.1.4:

RANDGOLD RESOURCES LIMITED CO-INVESTMENT PLAN

Following Dr D M Bristow and Mr G P Shuttleworth, both directors of the Company, each electing to “lock-up” the maximum permissible number of ordinary shares in the Company for a period of 3 years (being 36,724 ordinary shares and 8,401 ordinary shares respectively) under the Randgold Resources Co-investment Plan, they become eligible for the grant of “matching” awards under the plan. Consequently, an award under the plan of 36,724 ordinary shares in the Company was granted to Dr Bristow and an award of 8,401 ordinary shares in the Company was granted to Mr Shuttleworth, on 18 March 2013. The awards granted to both Dr Bristow and Mr Shuttleworth may vest, in full or in part, after the expiry of the performance period on 31 December 2015, to the extent that the performance conditions as specified by the plan are met.

The Randgold Resources Co-investment Plan, which has been approved by shareholders, is designed to reward sustained total shareholder return performance relative to global peers over a three year period and align the interests of the executives with the interests of shareholders.

RANDGOLD RESOURCES LIMITED RESTRICTED SHARE SCHEME

Under the Randgold Resources Restricted Share Scheme, an award over 36,724 ordinary shares in the Company was granted to Dr Bristow a director of the Company, and an award over 8,401 ordinary shares in the Company was granted to Mr Shuttleworth a director of the Company, on 18 March 2013. The awards granted to both Dr Bristow and Mr Shuttleworth may vest, in full or in part as to one third following the third, fourth and fifth anniversaries of the date of grant, subject to the achievement of operational and financial performance targets, chosen on the basis they are among the Company’s key performance indicators and drive shareholder value.

The Randgold Resources Restricted Share Scheme, which has been approved by shareholders, is designed to reward sustainable long term performance subject to the achievement of agreed operational and financial targets.

Randgold Resources Enquiries:

Chief Executive	Financial Director	Investor & Media Relations
Mark Bristow	Graham Shuttleworth	Kathy du Plessis
+44 788 071 1386	+44 779 7711338	+44 20 7557 7738
+44 779 775 2288	+44 1534 735 333	Email: randgoldresources@dpapr.com
Website: www.randgoldresources.com